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                                                                  Exhibit 5.1


November 25, 2003



SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, CA 94949

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SpatiaLight, Inc., a New York corporation (the "Company") in connection with that certain Registration Statement on Form S-3 (the "Registration Statement"), filed as of November 25, 2003 with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to $5,000,000 of the Company's Common Shares, par value $.01 per share (the "Common Shares'), being offered by the Company from time to time pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $5,000,000. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

In connection herewith, we have examined:

(1) the Certificate of Incorporation, as amended, of the Company;

(2) the Bylaws of the Company; and

(3) the Registration Statement and the exhibits thereto.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the Registration Statement and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Agreement and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

With respect to the Common Shares, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance of the Common Shares, the terms of the offering thereof, and related matters; and (b) due execution, authentication, issuance and delivery of such Common Shares, upon payment of the consideration therefor, such Common Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in such Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

Very truly yours,


/s/ BRYAN CAVE LLP